EXHIBIT 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Sale of Non-Tobacco Businesses

Richmond, VA • September 1, 2006 / PRNEWSWIRE

Universal Corporation (NYSE:UVV), announced today that it has completed the sale of the non-tobacco businesses of its subsidiary, Deli Universal, Inc. (“Deli’) to a new company owned by NIBC Principal Investments, NPM Capital N.V., and managers of Deli’s non-tobacco businesses. NIBC Principal Investments is a part of NIBC Bank N.V., a Netherlands-based merchant bank. NPM Capital N.V. is a part of SHV Holdings, N.V., a Netherlands-based private company. The overall transaction is valued at approximately $527 million, after selling expenses, based on estimated August 31, 2006, financial statements.

Universal Corporation (“Universal” or the “Company”) received $401 million in cash, associated with the transaction, net of expenses, and the remainder of the purchase price represented debt assumed by the new company. Cash proceeds will be used to reduce debt; however the Board of Directors will consider the possibility of resuming the Company’s share repurchase program based on market conditions and the performance of its business. Proceeds will be adjusted based on final agreement on the accounts of the businesses as of the closing date. Based on current estimates, the Company expects to record an after-tax loss on this transaction, including selling expenses, of about $25 million in the second quarter of fiscal year 2007.

Deli’s non-tobacco businesses include lumber and building products distribution and agri-products operations, including rubber and food trading, tea, and sunflower seeds. Universal is retaining its dried fruits and nuts business in the United States and London. The revenues of Deli’s non-tobacco businesses were $1.4 billion in the fiscal year that ended March 31, 2006. Operating income for these businesses for the same period was approximately $53 million. The businesses employ approximately 3,100 people, primarily in Holland and the United States.

Headquartered in Richmond, Virginia, Universal Corporation has operations in tobacco and agri-products. The Company is one of two leading independent tobacco merchants in the world. Universal Corporation’s gross revenues for the fiscal year that ended on March 31, 2006, were approximately $3.5 billion, which included $1.4 billion related to operations that were sold on September 1, 2006. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

Certain statements contained in this press release, including the statements regarding the current transaction are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations and assumptions and are subject to risks and uncertainties, many of which are outside the control of the Company. Actual results could differ materially as a result of many factors, including but not limited to the determination of the final accounts of Deli’s non-tobacco businesses.

#    #    #